Exhibit 99.1

FOR IMMEDIATE RELEASE

Wynn Resorts Accepts Massachusetts Gaming License Award Designation

LAS VEGAS—(September 17, 2014)—Wynn Resorts was officially designated today as the award winner for the coveted Greater Boston (Region A) gaming license. The Massachusetts Gaming Commission confirmed the designation in a unanimous vote for the highly contested license that pitted Wynn against Mohegan Sun.

The designation concludes a nearly two-year process that includes plans to convert a contaminated site on the Mystic River that previously housed a Monsanto chemical plant into a $1.6 billion, five-star international destination. Located in Everett, MA, the planned Wynn Resort is expected to launch a major redevelopment of the primarily industrial neighborhood and unlock a waterfront that has not been accessible to the public for over a century.

“The trust that the Massachusetts Gaming Commission has placed in us is very much appreciated and valued by all of us at Wynn,” said Robert DeSalvio, Senior Vice President of Development for Wynn. “This is an amazing project that will have a significant impact on job creation and economic development. Our top priority now is to complete our pre-construction work as quickly as possible and get shovels in the ground. We can’t wait to start building what we know will be a spectacular destination that will draw people from across the globe.”

ABOUT WYNN EVERETT
Wynn Everett is a proposed $1.6 billion project that will include a five-star resort with more than 500 rooms, high-end retail and dining, ballroom and meeting space. Situated on 30 acres along the Mystic River, the site will allow for public enjoyment of the waterfront with paths that provide access to the harbor and retail and dining experiences that overlook the river walk.

ABOUT WYNN RESORTS
Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com) and Wynn and Encore Macau (www.wynnmacau.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 186,000 square feet of casino space, 34 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, meeting space, a Ferrari and Maserati dealership, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Wynn and Encore Macau is a destination casino located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 280,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 57,000 square feet of retail space, recreation and leisure facilities, including two health clubs, two spas and a pool.

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Contact:
Deanna Pettit-Irestone, Wynn Las Vegas
702-770-2121
deanna.pettit-irestone@wynnlasvegas.com